Exhibit 99.1

NanoFlex Power Corporation’s Sponsored Research Partner Wins Photovoltaics R&D Award from the U.S. Department of Energy SunShot Initiative

SCOTTSDALE, AZ, Nov. 10, 2014 – NanoFlex Power Corporation, a leading developer of advanced photovoltaic technologies and intellectual property, today announced that its research partner, the University of Michigan, has won a $1.35 million cooperative award under the U.S. Department of Energy SunShot Initiative. The University of Michigan was selected as part of SunShot’s “Next Generation Photovoltaics 3” program and was the only project awarded for organic photovoltaic (“OPV”) research and development.

Under the award, the University of Michigan will advance the practical viability of OPV by demonstrating reliable, large area and high-efficiency organic multi-junction cells based on small molecule materials systems. The project’s goals focus on improving the conversion efficiency of OPV cells to more than 18%, increasing cell lifetimes exceeding 20 years, and demonstrating ultra-rapid fabrication processes through proprietary vapor phase deposition and roll-to-roll application of package encapsulation.

Dr. Stephen Forrest, the Paul G. Goebel Professor of Engineering in the Departments of Electrical Engineering and Physics at the University of Michigan, stated, “We are very pleased to continue our work on the SunShot Initiative and view this most recent award as an endorsement for the results we have delivered during the Next Generation Photovoltaics 2 program over the past three years. We believe OPV technologies are reaching an inflection point, as evidenced by the accelerating advances in conversion efficiency and lifetime. OPV’s ability to utilize low cost materials and manufacturing processes present the potential to redefine the cost structure of the solar industry and introduce solar power to untapped applications.”

The implementations in academic labs will be transferred to the University of Michigan’s commercialization partner, NanoFlex Power, who will work with potential customers and industry partners to achieve rapid acceptance and deployment of OPV technology. NanoFlex Power’s research contract with the University of Southern California and the University of Michigan grants it exclusive commercial license rights to one of the most extensive portfolios of OPV intellectual property, consisting of more than 750 issued or pending patents worldwide covering materials, architectures, and fabrication processes for organic and inorganic flexible, thin-film PV technologies.

About the SunShot Initiative

The U.S. Department of Energy SunShot Initiative is a collaborative national effort that aggressively drives innovation to make solar energy fully cost-competitive with traditional energy sources before the end of the decade. Through SunShot, the Energy Department supports efforts by private companies, universities, and national laboratories to drive down the cost of solar electricity to $0.06 per kilowatt-hour. Learn more at energy.gov/sunshot.

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About NanoFlex Power Corporation

NanoFlex Power Corporation is a leading developer of advanced photovoltaic technologies and intellectual property. Founded in 1994, the Company currently has exclusive license rights to more than 750 issued and pending patents worldwide. These proprietary technologies encompass materials, architectures, and fabrication processes for organic and inorganic flexible, thin-film photovoltaic technologies. The Company’s inorganic technologies enable low-cost production of high-performance Gallium Arsenide (GaAs) solar cells. Its organic photovoltaic (OPV) technology aims to redefine the solar market, enabling mobile, semi-transparent, lightweight, flexible, and inexpensive solar power applications. Based in Scottsdale, Arizona, NanoFlex Power has sponsored research agreements with the University of Southern California and the University of Michigan. For more information, visit www.nanoflexpower.com.

Investor Contact Information: At NanoFlex Power Corporation: Joey Stone Senior VP of Corporate Development (800) 599-4426 investorrelations@nanoflexpower.com	At Tobin Tao & Company, Inc.: Mark Tobin (949) 870-9778 mtobin@tobintao.com